Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT`

We consent to the inclusion in this Registration Statement of CHW Acquisition Corporation on Form S-4 of our report dated March 9, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of CHW Acquisition Corporation as of December 31, 2021 and for the period from January 12, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 10, 2022